Exhibit 99.1

Icahn Enterprises L.P.

Announces Management Changes

GE Veteran Aris Kekedjian Named Chief Executive Officer

Icahn Enterprises Announces Approximately $800 Million Increase

In Estimated Indicative Net Asset Value For The First Quarter

Sunny Isles Beach, Florida, April 5, 2021 – Icahn Enterprises L.P. (NASDAQ: IEP) today announced that, for the first quarter, estimated indicative net asset value increased by approximately $800 million, driven primarily by a $376 million increase in the Investment segment.

Chairman Carl C. Icahn stated: “At the beginning of the year, we significantly reduced our short positions in index funds and the market in general. However, we have kept “short hedge positions” in place on companies operating in the same industries as the companies comprising our larger activist positions. We continue to believe that the activist model that has produced exceptional returns for us over the past 45 years now offers even greater opportunities than it did in the past. We intend in the future to increase our activist activity just as we have done in the first quarter. We continue to believe many of the companies we invest in are mismanaged and/or are overlooking opportunities that will greatly enhance shareholder value. We intend to continue to correct this situation in the companies we invest in.”

In connection with the continuing consolidation of all operations into its Florida office, Icahn Enterprises also announced today the hiring of Aris Kekedjian, the former Chief Investment Officer of General Electric Company (GE), as President and Chief Executive Officer. Mr. Kekedjian will also join Icahn Enterprises’ board of directors.

Aris Kekedjian has an outstanding track record in both the capital markets and in business development. His three-decade career at GE includes extensive experience building and operating international platforms across Europe and the Middle East, as well as an extensive M&A track record. These include the $30 billion merger of GE Oil & Gas and Baker Hughes, the $15 billion merger of GE Transportation with Wabtec, the IPO and split-off of Synchrony Financial and the break-up of GE Capital, one of the most comprehensive restructurings in the financial services industry. Mr. Kekedjian has closed multi-billion-dollar transactions in the water technology, distributed power, industrial automation industries and several acquisitions in high-growth emerging categories, including landmark deals in renewable energy and industrial-scale 3D printing.

Icahn Enterprises also announced the departures of Keith Cozza, who has served as President and Chief Executive Officer since 2014 and has been with Icahn Enterprises since 2004, and SungHwan Cho, who has served as Chief Financial Officer since 2012 and has been with Icahn Enterprises since 2006. Messrs. Cozza and Cho both indicated that they were unable to move to Florida and are departing to pursue other opportunities and spend more time with their families. Mr. Cozza will remain with Icahn Enterprises and provide transition services through May 31, 2021 and will leave the board of directors of Icahn Enterprises upon his departure. Mr. Cho will remain with Icahn Enterprises through a mutually agreeable transition period and will also leave the board upon his departure. Icahn Enterprises is currently conducting a search for Mr. Cho’s successor.

Chairman Carl C. Icahn stated: “I’m excited to welcome Aris to Icahn Enterprises. His vast global experience and proven track record will complement our already strong team. I’d also like to thank Keith and Sung for their significant contributions to the incredible success enjoyed by Icahn Enterprises and our unitholders during their long tenure. I don’t believe we could have had the success we did without Keith and Sung. I wish them both good luck in their future endeavors.”

Aris Kekedjian stated: “The incredible reputation, achievements and performance history of Carl Icahn and Icahn Enterprises speak for themselves. I am humbled to be joining such a storied franchise and look forward to helping to further the mission of delivering superior returns.”

Keith Cozza stated: “I am extremely grateful for my time at Icahn Enterprises. I will miss Carl and the rest of the team and will be rooting for their continued success.”

Sung Cho stated: “The experience I gained at Icahn Enterprises has been invaluable. I am thankful for the opportunity and look forward to watching the company continue to outperform.”

About Icahn Enterprises L.P.

Icahn Enterprises L.P., a master limited partnership, is a diversified holding company engaged in eight primary business segments: Investment, Energy, Automotive, Food Packaging, Metals, Real Estate, Home Fashion and Pharma.

Caution Concerning Forward-Looking Statements

This release contains or may be deemed to contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors, including risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment segment is not indicative of future performance. There can be no assurance that any forward-looking information will result or be achieved. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

Indicative Net Asset Value Data

This release contains the estimated indicative net asset value of Icahn Enterprises L.P. The indicative net asset value does not represent the market price at which the depositary units trade and does not purport to reflect a valuation of Icahn Enterprises L.P. These preliminary estimates are not a comprehensive statement of our financial results for the period ended March 31, 2021. Our actual results may differ materially from these estimates due to the completion of our accounting closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the period ended March 31, 2021 are finalized. No representations or assurances, expressed or implied, are made as to the accuracy and correctness of indicative net asset value as of these dates or with respect to any future indicative or prospective results which may vary.

Investor Contact:

Ted Papapostolou, Chief Accounting Officer

(305) 422-4100